Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS
FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2006
AND DECLARATION OF QUARTERLY DIVIDEND
     Midlothian, Texas December 21, 2006 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and nine months ended November 30, 2006.
Quarterly Highlights
•	Sales for the quarter increased 15.2% to $151.7 million from $131.7 million, with Apparel sales being up 22.6% for the quarter to $66.1 million.

•	Net earnings increased 6.9% over the same quarter last year, from $10.1 million to $10.8 million.

•	Diluted EPS increased by 7.7% over the same quarter last year, from $.39 per share to $.42 per share.
Financial Overview
     For the quarter, net sales increased by $20.0 million, or 15.2% to $151.7 million for the three months ended November 30, 2006 from $131.7 million for the three months ended November 30, 2005. Sales in the Print Segment increased 10.0% for the quarter from 77.8 million to $85.6 million. Our apparel segment sales increased from $53.9 million to $66.1 million, or 22.6% for the quarter. Overall, our margins during the current quarter were 25.0%, compared to 27.0% for the three months ended November 30, 2005. Our apparel margins for the current quarter were 24.2%, compared to 27.5% for the same quarter last year. Our print margins for the current quarter were 25.7%, compared to 26.8% for the same quarter last year. Our apparel margins during the quarter were impacted by our fleece product sales, which increased over 300% over the previous year, as we currently have a lower margin on these products than we do on our traditional T-shirt products. Also, since these products are imported products they do not contribute to our manufacturing absorption. In addition to the fleece impact, we also strategically reduced our selling price on certain of our products to increase market penetration in certain select geographic areas, which due to the high level of our sales had the impact of reducing our manufactured inventory levels. While these decisions impacted our margins in the current quarter, we expect them to prove beneficial moving forward as we replenish this inventory through increased manufacturing efficiencies and absorption. The decline in our print margins was primarily due to raw material costs increases and product mix changes. Net earnings for the quarter increased by approximately $700,000, or 6.9%, from $10.1 million for the three months ended November 30, 2005 to $10.8 million for the three months ended November 30, 2006. Diluted earnings (“EPS”) increased 7.7%, from $.39 per share to $.42 per share for the three months ended November 30, 2005 and 2006, respectively. Included in the prior years’ results was a non-reoccurring trademark settlement gain, without this impact our net earnings would have been $9.5 million for the quarter and our diluted earnings per share $.37 per share.

     For the period, net sales increased from $428.9 million for the nine months ended November 30, 2005 to $448.6 million for the nine months ended November 30, 2006, or 4.6%. Sales in the Print Segment for the period were $245.0 million, compared to $242.5 million for the same period last year. The Apparel Segment sales for the period were $203.6 million, compared to $186.4 million for the same period last year. The Company’s overall margins remained relatively stable during the period at 25.4% for the current period, compared to 25.7% for the nine months ended November 30, 2005. The Print Segment’s margins decreased slightly from 25.6% to 25.2%, while our Apparel Segment’s remained relatively constant at 25.8% to 25.7%, for the nine months ended November 30, 2005 and 2006, respectively. Net earnings for the period increased by $2.6 million, or 8.3%, from $31.2 million for the nine months ended November 30, 2005 to $33.8 million for the nine months ended November 30, 2006. Diluted earnings increased 8.3%, from $1.21 per share to $1.31 per share for the nine months ended November 30, 2005 and 2006, respectively.
     The Company generated $23.3 million in EBITDA (earnings before interest, taxes, depreciation and amortization) during the quarter, compared to $23.2 million for the comparable quarter last year. For the nine month period, the Company generated $72.1 million in EBITDA, compared to $71.4 million for the comparable period last year. Reconciliation of non-GAAP to GAAP measure (dollars in thousands):

	Three months ended		Nine months ended
	November 30,		November 30,
	2006	2005	2006	2005

Earnings before income taxes	$17,177	$16,418	$53,642	$50,783
Interest expense	1,853	2,235	5,363	6,801
Depreciation/amortization	4,266	4,543	13,048	13,830

EBITDA (non-GAAP)	$23,296	$23,196	$72,053	$71,414

     Keith Walters, Chairman, President & CEO, commented by saying, “We are extremely pleased with our results for the quarter. We continue to exceed profit expectations and increase our return to our shareholders. We are also extremely pleased with the increase in our Apparel Segment’s sales during the quarter. While we realized our strategy could potentially impact our apparel margins in the short-term, we believe sales growth of this magnitude is a good indication of our future ability to compete in this market and to gain valuable market share which should prove extremely beneficial from a manufacturing perspective in future periods. On the Print side, the decision to cease doing business with several promotional companies continues to have an impact our top line revenues in this segment. However, we are pleased to see that our recent acquisitions are now performing at a level to more than offset this negative revenue impact. We are also encouraged by the fact that these acquisitions added $.03 and $.05 to our diluted earnings per share for the periods.”
In other news , the Company announced today that the Board of Directors has declared a quarterly cash dividend of 15 1/2 cents a share on its common stock. The dividend is payable February 1, 2007 to shareholders of record on January 15, 2007.
About Ennis
Ennis, Inc. (www.ennis.com) (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment and Apparel Segment. The Print Segment is primarily engaged in the business of manufacturing and selling business forms and other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties, Post-it® Notes, internal bank forms, secure and negotiable documents, custom products and envelopes. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	November 30,		November 30,
	2006	2005	2006	2005

Condensed Operating Results

Revenues	$151,743	$131,690	$448,574	$428,918
Cost of goods sold	113,770	96,070	334,545	318,569

Gross profit	37,973	35,620	114,029	110,349
Operating expenses	18,450	17,801	54,850	53,429

Operating income	19,523	17,819	59,179	56,920
Other expense	2,346	1,401	5,537	6,137
Income tax expense	6,355	6,320	19,847	19,551

Net earnings	$10,822	$10,098	$33,795	$31,232

Earnings per share
Basic	$0.42	$0.40	$1.32	$1.23

Diluted	$0.42	$0.39	$1.31	$1.21

	November 30,	February 28,
	2006	2006
Condensed Balance Sheet Information

Current assets:
Cash	$7,586	$13,860
Accounts receivable, net	49,436	41,686
Inventories	90,069	89,155
Other	18,739	13,754

	165,830	158,455

Property, plant & equipment, net	64,810	63,803
Other	270,888	272,143

	$501,528	$494,401

Current liabilities
Accounts payable	$28,280	$26,589
Accrued expenses	23,911	25,752
Current portion of long-term debt	5,648	11,620

	57,839	63,961

Long-term debt	95,067	102,916
Deferred credits	28,880	30,189

Total liabilities	181,786	197,066

Shareholders’ equity	319,742	297,335

	$501,528	$494,401

	Nine months ended
	November 30,
	2006	2005

Condensed Cash Flow Information
Cash provided by operating activities	$37,128	$35,915
Cash used in investing activities	(18,060)	(7,129)
Cash used in financing activities	(25,236)	(27,855)
Effect of exchange rates on cash	(106)	—

Change in cash	(6,274)	931
Cash at beginning of period	13,860	10,694

Cash at end of period	$7,586	$11,625